Exhibit b(vi) under From N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

                  Federated Government Income Securities, Inc.

                                  Amendment #5
                                 to the By-Laws

                            (effective May 12, 1998)



Strike Section 3 - Place of Meetings from Article I - Meeting of Shareholder and replace it with the following:

         Section 3. PLACE OF MEETINGS. All meetings of the Shareholders of the Corporation or a particular Series or Class, shall be held at such place within or without the State of Maryland as may be fixed by the Board of Directors.